CERTIFICATE OF INCUMBENCY

      I, Jeff Prusnofsky, Assistant Secretary of The Dreyfus/Laurel Tax-Free Municipal Funds (the "Fund"), do hereby certify that the following resolution was duly adopted by the Board of Trustees of the Fund by written consent dated March 7, 2000, as if adopted by the affirmative vote of the Board of Trustees at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof, with the exception that Joseph Connolly, Vice President and Treasurer, resigned his position as of November 5, 2001:

            RESOLVED, that the persons listed on Appendix A hereto are hereby elected to the offices set forth opposite their respective names, to serve as officers for the Funds indicated thereon, at the pleasure of the Board:

; and I further certify that the following resolution was duly adopted by the Board of Trustees of the Fund by written consent dated November 15, 2001, as if adopted by the affirmative vote of the Board of Trustees at a duly constituted meeting and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof:

            RESOLVED, that the following persons be, and they hereby are, elected to the offices set forth opposite their respective names, to serve at the pleasure of the Board:

            James Windels                       Treasurer
            Kenneth J. Sandgren                 Assistant Treasurer

; and I further certify that the following resolution was duly adopted by the affirmative vote of the Board of Trustees of the Fund at a duly constituted meeting of the Board of Trustees held on July 25, 2002, and that such resolution has not been modified or rescinded and remains in full force and effect on the date hereof:

            RESOLVED, that William Germenis be, and he hereby is, approved as Fund Anti-Money Laundering Compliance Officer to administer, oversee and enforce day-to-day compliance with the AML Program, to serve at the pleasure of the Board, and that the Fund Anti-Money Laundering Compliance Officer be empowered with full responsibility to develop and enforce appropriate policies and procedures.

      IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Seal of the Fund on October 25, 2002.

                                                      ---------------------
                                                      Jeff Prusnofsky
                                                      Assistant Secretary

[SEAL]

                                   APPENDIX A

               THE DREYFUS/LAUREL TAX-FREE MUNICIPAL FUNDS

            NAME                          TITLE

            Stephen E. Canter             President
            Mark N. Jacobs                Vice President
            Joseph Connolly               Vice President and Treasurer
            Steven F. Newman              Secretary
            Michael A. Rosenberg          Assistant Secretary
            Jeff Prusnofsky               Assistant Secretary
            Michael Condon                Assistant Treasurer
            Gregory Gruber                Assistant Treasurer